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                                                                       Exhibit 1



                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


The Board of Trustees
World Airways, Inc. Employee Savings and Stock Ownership Plan:

We consent to incorporation by reference in the registration statement (No. 33-13575) on Form S-8 of World Airways, Inc. of our report dated June 18 , 1997, relating to the statements of net assets available for plan benefits of the World Airways Employee Savings and Stock Ownership Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended, and related schedule, which report appears in the December 31, 1996 annual report on Form 11-K of the World Airways, Inc. Employee Savings and Stock Ownership Plan.





                                                           KPMG PEAT MARWICK LLP

Washington, D.C.
June 30, 1997